Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FIRST QUARTER FISCAL 2017 RESULTS
•	EPS increases 12% to $1.22 Per Diluted Share
•	Gross Margin Improves vs. Prior Year
•	Company Maintains Annual Guidance

BIRMINGHAM, Ala. (May 20, 2016) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced results for the first quarter ended April 30, 2016.

First Quarter Results
Net sales for the 13-week period ended April 30, 2016, increased 4.6% to $282.1 million compared with $269.8 million for the 13-week period ended May 2, 2015.  Comparable store sales increased 1.1%.

Gross profit was 37.2% of net sales for the 13-week period ended April 30, 2016, compared with 37.0% for the 13-week period ended May 2, 2015.

Store operating, selling and administrative expenses were 19.9% of net sales for the 13-week period ended April 30, 2016, compared with 19.2% of net sales for the 13-week period ended May 2, 2015.

Net income for the 13-week period ended April 30, 2016, was $27.9 million compared with $27.4 million for the 13-week period ended May 2, 2015.  Earnings per diluted share was $1.22 for the 13-week period ended April 30, 2016, compared with $1.09 for the 13-week period ended May 2, 2015.

Jeff Rosenthal, President and Chief Executive Officer, stated, "During the quarter, we showed improved performance in our apparel assortment and believe that our strategy is gaining traction in this area.  Footwear also posted positive results, driven by strong performance in our lifestyle category. We were also pleased with the increase in gross margin rate, driven by solid management of markdowns and promotions, while reducing inventory levels to be more in line with sales."

For the quarter, Hibbett opened 17 new stores, expanded one high performing store and closed eight underperforming stores, bringing the store base to 1,053 in 33 states as of April 30, 2016.

Fiscal 2017 Outlook
The Company is maintaining its guidance for the 52 weeks ending January 28, 2017, of earnings per diluted share in the range of $2.90 to $3.04, comparable store sales in the low single-digit range, and a relatively flat product gross margin rate compared with that of Fiscal 2016.

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Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 20, 2016, to discuss first quarter Fiscal 2017 results.  The number to call for the live interactive teleconference is (212) 231-2925.  A replay of the conference call will be available until May 27, 2016, by dialing (402) 977-9140 and entering the passcode, 21809061.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter Fiscal 2017 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on May 20, 2016, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, Inc. operates athletic specialty stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, comparable store sales, product gross margin rates and merchandising initiatives.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2016. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Net sales	$282,092	$269,823
Cost of goods sold, wholesale and logistics facility and store occupancy costs	177,090	170,109
Gross profit	105,002	99,714
Store operating, selling and administrative expenses	56,061	51,769
Depreciation and amortization	4,599	4,142
Operating income	44,342	43,803
Interest expense, net	65	70
Income before provision for income taxes	44,277	43,733
Provision for income taxes	16,371	16,325
Net income	$27,906	$27,408

Net income per common share:
Basic earnings per share	$1.23	$1.10
Diluted earnings per share	$1.22	$1.09

Weighted average shares outstanding:
Basic	22,780	24,860
Diluted	22,947	25,069

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 30, 2016	January 30, 2016
Assets
Cash and cash equivalents	$73,415	$32,274
Inventories, net	251,841	283,099
Other current assets	15,728	14,995
Total current assets	340,984	330,368
Property and equipment, net	103,446	101,389
Other assets	8,522	10,615
Total assets	$452,952	$442,372

Liabilities and Stockholders' Investment
Accounts payable	$65,672	$88,456
Short-term capital leases	500	478
Accrued expenses	27,011	16,256
Total current liabilities	93,183	105,190
Non-current liabilities	27,358	26,336
Stockholders' investment	332,411	310,846
Total liabilities and stockholders' investment	$452,952	$442,372

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Sales Information
Net sales increase	4.6%	3.0%
Comparable store sales (decrease) increase	1.1%	-0.9%

Store Count Information
Beginning of period	1,044	988
New stores opened	17	15
Stores closed	(8)	(2)
End of period	1,053	1,001

Stores expanded	1	3
Estimated square footage at end of period (in thousands)	6,019	5,724

Balance Sheet Information
Average inventory per store	$239,166	$233,125

Share Repurchase Program
Shares	237,382	194,764
Cost (in thousands)	$8,316	$9,464

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